UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 13, 2008

SureWest Communications
(Exact Name of Registrant as Specified in its Charter)

California	0-556	68-0365195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Vernon Street, Roseville, California	95678
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(916) 772-2000

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 13, 2008, SureWest Communications (the “Company”) completed its previously announced acquisition of all of the outstanding shares of capital stock of Everest Broadband, Inc., a Delaware corporation (“Everest”), pursuant to the Purchase and Sale Agreement dated as of December 6, 2007 (the “Agreement”) among the Company, Everest and the equity holders of Everest (the “Sellers”).

The total consideration paid by the Company to the Sellers and all of the holders of the Company’s outstanding options and warrant in consideration for the cancellation of such options and warrants is $173 million (subject to working capital and certain other adjustments), less the amount of all outstanding indebtedness and transaction expenses. A portion of the purchase price equal to $17.3 million was placed in escrow for 12 months following the closing to be held as security for certain losses, if any, incurred by the Company in the event of (i) any breach of the representations and warranties set forth in the Agreement, (ii) any breach or nonperformance of covenants set forth in the Agreement, or (iii) certain other specified events.

The foregoing description of the transactions consummated pursuant to the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed with the SEC on December 7, 2007.

The Company’s press release regarding the consummation of the acquisition of Everest is attached as an exhibit to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a)(4) of Form 8-K, the financial statements required by Item 9.01(a) will be filed by amendment to this Form 8-K no later than 71 calendar days after the date on which this initial report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

In accordance with Item 9.01(b)(2) of Form 8-K, the pro forma financial statements required by Item 9.01(b) will be filed by amendment to this Form 8-K no later than 71 calendar days after the date on which this initial report on Form 8-K must be filed.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

By:	/s/ Philip A. Grybas
Philip A. Grybas Senior Vice President and Chief Financial Officer

Date: February 13, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 13, 2008